Exhibit 16.1

PricewaterhouseCoopers

                                                      PricewaterhouseCoopers LLP
                                                      1300 SW Fifth Avenue
                                                      Suite 3100
                                                      Portland, OR  97201
                                                      Telephone  971 544 4000
                                                      Facsimile 971 544 4100



June 14, 2005



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549



Commissioners:

We have read the statements made by Barrett Business Services, Inc. ("Barrett") (copy attached), which has been filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Barrett's Form 8-K report dated June 2, 2005. We agree with the statements concerning our Firm in such Form 8-K, and understand that Barrett's management, after due consideration and analysis, determined that accrued liabilities for certain insured worker's compensation claims should be reported on a gross basis on Barrett's balance sheet along with the corresponding receivable from the insurer, rather than on a net basis as previously reported. Furthermore, we make no comment whatsoever regarding whether Barrett's decision to engage new independent accountants to audit its financial statements did not result directly from the disagreement described in the third paragraph of the Item 4.01 8-K disclosure.

Very truly yours,

/s/ Pricewaterhouse Coopers L.L.P.

PricewaterhouseCoopers LLP